Exhibit 99.1

For Immediate Release
November 5, 2020
NW Natural Holdings Reports Third Quarter and Year-to-Date 2020 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported a net loss of $0.61 per share from continuing operations for the third quarter of 2020, compared to a net loss of $0.61 per share for the same period in 2019
•Earned net income of $0.80 per share from continuing operations for the first nine months of 2020, compared to earnings of $0.91 per share and adjusted earnings1 of $1.13 per share for the same period in 2019
•Continued to provide customers with essential natural gas and water utility services and assist our most vulnerable community members during COVID-19
•Scored second in the West for large utilities in 2020 J.D. Power Gas Utility Residential Customer Satisfaction Study
•Added more than 14,000 natural gas meters over the last 12 months equating to a 1.9% growth rate
•Invested $193 million in our utility systems in the first nine months of 2020 for greater reliability and resiliency
•Received Oregon general rate case order providing an estimated annual pre-tax earnings benefit of $45.1 million
•Announced a public-private partnership that is working toward a renewable hydrogen facility in Oregon
•Increased dividends for the 65th consecutive year with an annual indicated dividend rate of $1.92 per share
•Reaffirmed 2020 GAAP earnings guidance from continuing operations in the range of $2.25 to $2.45 per share and guided toward the lower end of the range given effects from COVID-19

"This is a year of significant accomplishments despite the very unusual circumstances. We continued to execute on all aspects of our long-term strategy and taking care of our employees and customers when they need us the most. At the same time, we're building on our legacy of environmental stewardship and addressing the climate imperative. I'm proud of our efforts underway,” said David H. Anderson, president and CEO of NW Natural Holdings.

For the third quarter of 2020, net loss from continuing operations increased $0.2 million to a net loss of $18.7 million (or $0.61 per share), compared to a net loss from continuing operations of $18.5 million (or $0.61 per share) for the same period in 2019. Results reflect the seasonal nature of the gas utility's earnings, higher depreciation and general tax expenses as we continued to invest in our gas utility system, partially offset by the recognition of a regulatory deferral asset for certain COVID-19 expenses incurred during the first nine months of 2020 related to our Oregon utility operations and higher earnings at our water and wastewater utilities.

Year-to-date net income from continuing operations decreased $2.5 million to $24.5 million (or $0.80 per share), compared to $27.0 million (or $0.91 per share) for the same period in 2019. Results for 2019 included a regulatory pension disallowance of $10.5 million (or $6.6 million after-tax and $0.22 per share). Excluding this disallowance on a non-GAAP basis1, adjusted net income from continuing operations for 2019 was $33.6 million (or $1.13 per share). On this adjusted basis, net income declined $9.1 million to $24.5 million for the first nine months of 2020. Results reflected an increase in operations and maintenance expense, depreciation and property tax expenses as we continued to invest in our gas utility system, and the financial effects resulting from COVID-19.
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1     Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax (or $6.6 million and
$0.22 cents per share after-tax). See "Reconciliation to GAAP" for additional information.

KEY EVENTS AND INITIATIVES

Coronavirus (COVID-19) Implications
NW Natural Holdings continues to operate during the COVID-19 pandemic with a focus on the safety of our employees and customers, while providing essential services without interruption. To protect our customers and employees, we continue to follow CDC, OSHA, and state specific guidance.

We continue to benefit from our resilient business model with about 87% of our natural gas utility margin coming from the residential and commercial sectors and a majority of our utility margin decoupled and weather normalized. NW Natural has not seen a substantial reduction in overall sales volumes as of September 30, 2020 attributed to COVID-19. Customer growth from construction and conversions remained strong during 2020, and we experienced a lower level of customer losses as we suspended customer disconnections when the pandemic began. This lower level of disconnections is reflected in the customer growth rate of 1.9% for the twelve months ended September 30, 2020. We continued to forgo late and reconnection fee revenues from customers, and bad debt expense is higher than the prior period as we estimate the effects of COVID-19 on accounts receivable. Interest expense was elevated in the second quarter as a result of additional short-term financings undertaken to strengthen our liquidity position as the pandemic unfolded. For the first nine months of 2020, we estimate the combined financial effects of COVID-19 to be approximately $7 million pre-tax.

As of September 30, 2020, we estimated that $4.4 million pre-tax of the financial effects related to COVID-19 could be recoverable, including $4.1 million for Oregon. In September 2020, the Oregon Public Utility Commission (OPUC) approved a comprehensive solution for COVID with a term sheet outlining the types of costs that may be deferred. Subsequently in October the OPUC approved NW Natural's deferral application. Pursuant to the term sheet, we recorded a regulatory asset of $3.1 million pre-tax in the third quarter of 2020. We expect to recognize and recover an additional $1.0 million related to forgone late fee revenue approved by the OPUC in a future period when the amounts are billed to customers per accounting guidance.

Oregon General Rate Case Order
On Oct. 16, 2020, the OPUC issued an order approving the all-party settlement in NW Natural's general rate case, increasing the utility's revenue requirement by $45.1 million (or $33.1 million after-tax), compared to a requested $71.4 million. The order also approved a capital structure of 50% debt and 50% equity; a return on equity of 9.4%; and a cost of capital of 6.965%. In addition, the order approved an average rate base of $1.44 billion or an increase of $242.1 million compared to the last rate case. New rates in Oregon were effective beginning Nov. 1, 2020.

Renewable Hydrogen Project
NW Natural along with a local electric public utility district (PUD) in Eugene and the Bonneville Environmental Foundation have signed a memorandum of understanding (MOU) to explore developing a renewable hydrogen facility. The facility could demonstrate hydrogen's ability to help decarbonize heating and transportation loads.

The MOU contemplates the potential for a facility in Eugene, Oregon that could range in size from 30,000 up to 150,000 MMBtu per year (equivalent to 2 megawatts up to 10 megawatts). We believe renewable hydrogen will be critical to the long-term decarbonization of the world’s energy systems, including transportation, heating, manufacturing and other processes. For the Pacific Northwest, renewable hydrogen could help with grid balancing and long-term storage opportunities for renewable sources such as wind and hydro, which have significant seasonal variation.

2019 Environment, Social, and Governance (ESG) Report Issued
On October 6, 2020 we issued our inaugural ESG report, which outlines some of the important work NW Natural Holdings is focused on. The report highlights our longstanding commitments and progress related to safety, environmental stewardship, and taking care of our employees and communities. It also features goals that we're aggressively pursuing related to a renewable future and carbon neutral vision for our gas utility, diversifying into and growing our water and wastewater utility business, and actively continuing to advance diversity, equity and inclusion in our workplace and our wider community. In addition, we’ve provided the information recommended for our industry by the Sustainability Accounting Standards Board and the American Gas Association reporting template. Additional information is available at ir.nwnaturalholdings.com.

Water Utilities and Acquisitions
To date in 2020, NW Natural Water Company, LLC (NW Natural Water) has closed the following acquisitions: the Suncadia water and wastewater utilities in Washington, the T&W water utility in Texas, a water utility with two systems in Northern Idaho near our existing Gem State footprint, and our first water utility acquisition in the municipal sector with water and wastewater utilities near our Falls Water, Idaho systems. In July 2020, NW Natural Water signed a purchase and sale agreement to acquire another utility near Idaho Falls, which is expected to close in 2020.

NW Natural Water currently serves about 66,000 people through about 26,000 connections in the Pacific Northwest and Texas. NW Natural Water has invested approximately $110 million in the water sector to date.

THIRD QUARTER RESULTS
The following financial comparisons are for the third quarter of 2020 and 2019 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) from continuing operations:
Natural Gas Distribution segment	$(22,120)	$(0.72)	$(19,570)	$(0.64)	$(2,550)	$(0.08)
Other	3,443	0.11	1,064	0.03	2,379	0.08
Consolidated	$(18,677)	$(0.61)	$(18,506)	$(0.61)	$(171)	$—

Diluted Shares		30,555		30,429		126

Natural Gas Distribution Segment
Natural Gas Distribution segment net loss increased $2.6 million (or $0.08 per share) reflecting higher depreciation and general taxes as we invested in our natural gas system.

Margin decreased $0.3 million reflecting lower revenues from fees as we suspended collections processes and disconnections during the COVID-19 pandemic and lower usage from industrial and large commercial customers, partially offset by contributions from new rates in Washington and customer growth of 1.9% over the last 12 months.
Operations and maintenance expense increased $0.7 million as a result of higher expenses mainly from increased compensation costs and non-payroll expenses, partially offset by $1.1 million related to deferring to a regulatory asset a portion of COVID-19 expenses for our Oregon utility operations and $1.5 million related to temporary cost savings measures enacted to mitigate the unrecoverable financial implications of COVID-19. Of the $1.1 million deferred in the third quarter, $0.8 million was related to COVID-19 expenses incurred primarily during the second quarter of 2020.

Depreciation expense and general taxes increased $2.4 million related to higher property, plant, and equipment.

Interest expense decreased $1.2 million as a result of deferring to a regulatory asset $1.2 million of interest costs incurred on financings undertaken in March 2020 to strengthen our liquidity position as the pandemic unfolded. Of the $1.2 million deferred in the third quarter, $1.0 million was related to costs incurred primarily during the second quarter of 2020.

Other
Other net income increased $2.4 million (or $0.08 per share) primarily reflecting higher revenues from our water and wastewater utilities and lower holding company expenses.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first nine months of 2020 and 2019 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Financial Implications of March 2019 Regulatory Order
In March 2019, NW Natural received a regulatory order from the OPUC that outlined the recovery of a pension balancing deferral, a disallowance of a portion of this deferral, and the application of tax reform benefits.

NW Natural recognized a $10.5 million pre-tax (or $6.6 million after-tax) regulatory disallowance for amounts in the pension balancing account. This resulted in $3.9 million pre-tax ($2.8 million after-tax) of additional operations and maintenance expense, $6.6 million of pre-tax ($4.9 million after-tax) other expense, and an offsetting tax benefit of $3.9 million. In addition, as a result of beginning collections of the pension balancing account, $3.8 million of regulatory interest income ($2.8 million after-tax) was recognized related to the equity interest component of financing costs on the pension balancing account.

The order required the application of tax reform benefits to the pension balancing deferral account in March 2019, which resulted in the following offsetting adjustments with no material effect on net income:
•$7.1 million pre-tax ($5.2 million after-tax) increase in margin;
•$4.6 million pre-tax ($3.4 million after-tax) increase in operations and maintenance expense;
•$7.9 million pre-tax ($5.8 million after-tax) increase in other expense; and
•$5.9 million decrease in income tax expense.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$19,476	$0.64	$22,848	$0.77	$(3,372)	$(0.13)
Regulatory pension disallowance, net	—	—	6,588	0.22	(6,588)	(0.22)
Adjusted Natural Gas Distribution segment[1]	$19,476	$0.64	$29,436	$0.99	$(9,960)	$(0.35)

Other	$4,991	$0.16	$4,115	$0.14	$876	$0.02

Consolidated	$24,467	$0.80	$26,963	$0.91	$(2,496)	$(0.11)
Adjusted Consolidated[1]	24,467	0.80	33,551	1.13	(9,084)	(0.33)

Diluted Shares		30,575		29,628		947
1    The 2019 adjusted natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $10.5 million pre-tax (or $6.6 million after-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $3.4 million (or $0.13 per share). First quarter 2019 results include a $6.6 million non-cash after-tax regulatory disallowance of costs in NW Natural's pension balancing account. Excluding the effects of this disallowance, net income decreased $10.0 million (or $0.35 per share) reflecting higher operations and maintenance expense, depreciation expense, and the financial effects of COVID-19 including lower revenues from fees and lower commercial and industrial customer usage in rate schedules that are not decoupled. Earnings per share was affected by share issuances in June 2019.

Margin decreased $0.1 million related to several offsetting items including: a combined $4.8 million decrease in margin from lower entitlement and curtailment fees as the first quarter of 2019 included fees related to pipeline constraints and the effect of warmer than average weather in the first nine months of 2020 compared to the same period in 2019. Margin also declined $1.1 million related to lower fee revenues as we did not charge customers late or reconnection fees during the COVID-19 pandemic. New rates in Washington, customer growth of 1.9% over the last 12 months, and beginning North Mist storage services collectively contributed $10.4 million to margin. Finally, as a result of the Oregon order related to pension as described above, margin decreased $5.2 million with no significant effect on net income as offsetting adjustments were recognized through expenses and income taxes.
Operations and maintenance expense decreased $0.3 million as a result of 2019 incorporating several nonrecurring items related to the Oregon pension order described above, specifically a $2.8 million expense related to the disallowance of costs in the pension balancing account and $3.4 million of costs that were recognized with no significant effect on net income due to offsetting adjustments in margin and income taxes. Excluding these pension expenses, operations and maintenance expense increased $6.4 million related to higher compensation costs, contractor and professional service expenses, and moving costs to a new headquarter and operations center. This was partially offset by temporary cost savings measures intended to mitigate the financial implications of COVID-19 that are not expected to be recovered through our regulated rates.

Depreciation expense and general taxes increased $7.3 million related to higher property, plant, and equipment, including our North Mist gas storage facility.

Other expense, net decreased $6.1 million primarily due to several items related to the pension order in 2019 as described above including a $4.9 million expense related to the disallowance of costs in the pension balancing account, $5.8 million of costs that were offset with higher revenues and tax benefits in 2019, and $2.8 million of equity interest income recognized in 2019 when we began collecting deferred pension costs from customers. In addition, pension expenses increased $2.2 million in 2020 as this expense is recovered in rates instead of a portion recovered through the pension balancing account.

Tax expense reflected a $5.9 million detriment related to implementing the March 2019 order described above; however, as this offset higher expense, there was no significant resulting effect on net income.

Other
Other net income increased $0.9 million (or $0.02 per share) primarily reflecting higher revenues from our water and wastewater utilities and lower holding company expenses, partially offset by lower asset management revenues.

BALANCE SHEET AND CASH FLOWS
During the first nine months of 2020, the Company generated $148.5 million in operating cash flows and invested $193.3 million in utility capital expenditures and $38.1 million to acquire water and wastewater utilities. Net cash provided by financing activities was $104.5 million for the first nine months of 2020 or an increase of $36.6 million compared to the same period in 2019 primarily due to several financings undertaken in March 2020 that strengthened our liquidity position as a precaution as the COVID-19 pandemic unfolded. At September 30, 2020, NW Natural Holdings held cash of $35.9 million.

2020 GUIDANCE
NW Natural Holdings reaffirmed 2020 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share and guided toward the lower end of the range due to potential implications from COVID-19. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. The expected sale of Gill Ranch and the related gain, and any operating loss associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

DIVIDEND DECLARED
NW Natural Holdings' Board of Directors previously declared a quarterly dividend of 48 cents per share on NW Natural Holdings' common stock. The dividend is payable on November 13, 2020 to shareholders of record on October 30, 2020, reflecting an annual indicated dividend rate of $1.92 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its third quarter and year-to-date 2020 financial and operating results.

Date and Time:	Thursday, November 5 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10148700.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through nearly 770,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity with NW Natural operating 20 Bcf in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. NW Natural Water currently serves approximately 66,000 people through about 26,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, dispositions and timing, completion and outcomes thereof, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, customer rates or rate recovery and the timing and magnitude of potential rate changes, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including use of renewable sources, renewable hydrogen projects or investments and timing, magnitude and completion thereof, strategic goals and visions, the water utility strategy and financial effects of the related pending water acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings and earnings guidance, dividends, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2020
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Operating revenues	$93,284	$90,317	3%	$513,406	$499,108	3%	$760,670	$725,810	5%

Operating expenses:
Cost of gas	23,741	22,603	5	173,489	163,167	6	265,233	242,989	9
Operations and maintenance	41,352	40,886	1	134,256	131,854	2	180,593	173,432	4
Environmental remediation	867	967	(10)	6,494	7,258	(11)	11,573	10,857	7
General taxes	8,656	7,993	8	26,924	24,899	8	34,413	32,279	7
Revenue taxes	3,555	3,534	1	19,752	19,956	(1)	30,121	29,307	3
Depreciation and amortization	25,934	23,375	11	76,445	67,334	14	100,607	88,983	13
Other operating expenses	767	593	29	2,246	2,131	5	3,365	3,201	5
Total operating expenses	104,872	99,951	5	439,606	416,599	6	625,905	581,048	8
Income from operations	(11,588)	(9,634)	20	73,800	82,509	(11)	134,765	144,762	(7)
Other income (expense), net	(3,287)	(2,267)	45	(9,902)	(18,782)	NM	(13,956)	(21,244)	(34)
Interest expense, net	9,165	10,948	(16)	32,339	31,807	2	43,217	41,815	3
Income (loss) before income taxes	(24,040)	(22,849)	5	31,559	31,920	(1)	77,592	81,703	(5)
Income tax expense (benefit)	(5,363)	(4,343)	23	7,092	4,957	43	14,777	17,957	(18)
Net income (loss) from continuing operations	(18,677)	(18,506)	1	24,467	26,963	(9)	62,815	63,746	(1)
Income (loss) from discontinued operations, net of tax	765	(795)	(196)	267	(1,968)	(114)	(1,341)	(2,927)	(54)
Net income (loss)	$(17,912)	$(19,301)	(7)	$24,734	$24,995	(1)	$61,474	$60,819	1

Common shares outstanding:
Average diluted for period	30,555	30,429		30,575	29,628		30,551	29,451
End of period	30,565	30,435		30,565	30,435		30,565	30,435

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$(0.61)	$(0.61)		$0.80	$0.91		$2.06	$2.16
Diluted income (loss) from discontinued operations, net of tax	0.02	(0.02)		0.01	(0.07)		(0.05)	(0.09)
Diluted earnings (loss)	(0.59)	(0.63)		0.81	0.84		2.01	2.07
Dividends paid per share	0.4775	0.4750		1.4325	1.4250		1.9100	1.9000
Book value, end of period	27.90	27.75		27.90	27.75		27.90	27.75
Market closing price, end of period	45.39	71.34		45.39	71.34		45.39	71.34

Capital structure, end of period:
Common stock equity	42.0%	46.6%		42.0%	46.6%		42.0%	46.6%
Long-term debt	42.3%	44.5%		42.3%	44.5%		42.3%	44.5%
Short-term debt (including current maturities of long-term debt)	15.7%	8.9%		15.7%	8.9%		15.7%	8.9%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	769,817	755,458	1.9%	769,817	755,458	1.9%	769,817	755,458	1.9%
Volumes in therms:
Residential and commercial sales	54,124	60,427		440,811	480,987		694,171	703,126
Industrial sales and transportation	100,312	107,596		341,755	348,821		473,741	468,441
Total volumes sold and delivered	154,436	168,023		782,566	829,808		1,167,912	1,171,567
Operating revenues:
Residential and commercial sales	$66,384	$65,206		$431,187	$419,502		$650,569	$620,406
Industrial sales and transportation	12,334	12,280		42,195	40,511		58,237	55,652
Other distribution revenues	639	430		1,607	12,678		1,964	15,716
Other regulated services	4,404	5,147		14,251	7,397		18,910	7,437
Total operating revenues	83,761	83,063		489,240	480,088		729,680	699,211
Less: Cost of gas	23,797	22,659		173,657	163,335		265,457	243,214
Less: Environmental remediation expense	867	967		6,494	7,258		11,573	10,857
Less: Revenue taxes	3,555	3,534		19,752	19,956		30,121	29,307
Margin, net	$55,542	$55,903		$289,337	$289,539		$422,529	$415,833
Degree days:
Average (25-year average)	9	9		1,659	1,646		2,723	2,723
Actual	2	28	NM	1,406	1,638	(14)%	2,477	2,502	(1)%

Percent colder (warmer) than average weather	NM	NM	(15)%	—%	(9)%	(8)%
NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$35,926	$10,522
Accounts receivable	40,278	29,617
Accrued unbilled revenue	14,787	17,934
Allowance for uncollectible accounts	(1,786)	(180)
Regulatory assets	29,740	47,996
Derivative instruments	24,094	5,987
Inventories	45,082	41,230
Gas reserves	12,265	16,392
Other current assets	25,534	18,617
Discontinued operations current assets	16,928	14,612
Total current assets	242,848	202,727
Non-current assets:
Property, plant, and equipment	3,680,872	3,416,718
Less: Accumulated depreciation	1,073,623	1,027,330
Total property, plant, and equipment, net	2,607,249	2,389,388
Gas reserves	37,696	51,978
Regulatory assets	324,176	313,890
Derivative instruments	12,921	1,610
Other investments	48,963	63,018
Operating lease right of use asset	78,036	3,917
Assets under sales-type leases	144,971	147,918
Goodwill	70,292	49,333
Other non-current assets	50,945	27,839
Total non-current assets	3,375,249	3,048,891
Total assets	$3,618,097	$3,251,618
Liabilities and equity:
Current liabilities:
Short-term debt	$223,000	$65,580
Current maturities of long-term debt	95,173	94,671
Accounts payable	83,813	76,197
Taxes accrued	13,772	13,382
Interest accrued	9,645	10,406
Regulatory liabilities	59,236	37,573
Derivative instruments	1,784	4,156
Operating lease liabilities	1,081	3,171
Other current liabilities	49,870	39,873
Discontinued operations current liabilities	13,922	13,399
Total current liabilities	551,296	358,408
Long-term debt	860,235	806,014
Deferred credits and other non-current liabilities:
Deferred tax liabilities	296,516	284,625
Regulatory liabilities	649,521	615,813
Pension and other postretirement benefit liabilities	202,938	215,007
Derivative instruments	921	2,998
Operating lease liabilities	80,854	732
Other non-current liabilities	123,041	123,352
Total deferred credits and other non-current liabilities	1,353,791	1,242,527
Equity:
Common stock	563,852	556,623
Retained earnings	299,150	296,256
Accumulated other comprehensive loss	(10,227)	(8,210)
Total equity	852,775	844,669
Total liabilities and equity	$3,618,097	$3,251,618

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2020	2019
Operating activities:
Net income	$24,734	$24,995
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	76,445	67,334
Regulatory amortization of gas reserves	13,711	14,474
Deferred income taxes	(390)	2,471
Qualified defined benefit pension plan expense	13,800	10,464
Contributions to qualified defined benefit pension plans	(23,670)	(7,810)
Deferred environmental expenditures, net	(16,469)	(10,992)
Amortization of environmental remediation	6,494	7,258
Regulatory revenue recovery deferral from TCJA	—	742
Regulatory disallowance of pension costs	—	10,500
Other	(4,483)	9,058
Changes in assets and liabilities:
Receivables, net	77,236	80,205
Inventories	(1,126)	(3,293)
Income and other taxes	12,038	21,510
Accounts payable	(20,311)	(31,767)
Interest accrued	2,194	3,100
Deferred gas costs	(2,472)	(47,085)
Decoupling mechanism	4,175	11,095
Other, net	(14,072)	(6,713)
Discontinued operations	706	(255)
Cash provided by operating activities	148,540	155,291
Investing activities:
Capital expenditures	(193,336)	(152,993)
Acquisitions, net of cash acquired	(38,078)	(56,189)
Leasehold improvement expenditures	(7,827)	(13,027)
Proceeds from the sale of assets	8,003	281
Proceeds from sale of equity method investment	7,000	—
Other	(240)	(2,714)
Discontinued operations	(2,287)	(648)
Cash used in investing activities	(226,765)	(225,290)
Financing activities:
Proceeds from stock options exercised	68	1,723
Proceeds from common stock issued	—	93,182
Long-term debt issued	150,000	175,000
Long-term debt retired	(75,000)	(10,000)
Proceeds from term loan due within one year	150,000	—
Change in short-term debt	(76,100)	(152,040)
Cash dividend payments on common stock	(41,508)	(39,605)
Other	(2,957)	(372)
Cash provided by financing activities	104,503	67,888
Increase (decrease) in cash and cash equivalents	26,278	(2,111)
Cash and cash equivalents, beginning of period	9,648	12,633
Cash and cash equivalents, end of period	$35,926	$10,522

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$29,829	$27,736
Income taxes paid (refunded), net	9,344	(6,096)

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
Year-to-Date Results
	Nine Months Ended September 30,
	2020		2019
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$24,467	$0.80	$26,963	$0.91
Regulatory pension disallowance	—	—	10,500	0.35
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income from continuing operations	$24,467	$0.80	$33,551	$1.13

Diluted shares		30,575		29,628

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$19,476	$0.64	$22,848	$0.77
Regulatory pension disallowance	—	—	10,500	0.35
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income	$19,476	$0.64	$29,436	$0.99

1    Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and state statutory rate of 26.5% and reducing the disallowance by a $1.1 million deferred taxes specifically associated with the pension balancing account.